Exhibit 10.1

PURCHASE OF 60% interest in the North South Borate Hills
Property and Other Assets

This Purchase of 60% interest in the North South Borate Property and Other Assets Agreement (the "Agreement") is effective March 16th, 2012.

BETWEEN:	American Lithium Minerals Inc. (the "Vendor"), a company organized and existing under the laws of the Nevada of United States of America, with its head office located at:

2850 W. Horizon Ridge Parkway. Suite 200
Henderson. Nevada 89052 USA

AND:	Trivest Pty. Ltd. (the "Purchaser"), a company organized and existing under the laws of the New South Wales of Australia, with its head office loeated at:

41-43 Bourke Road, Alexandria, NSW, Australia

WHEREAS the Vendor is the owner of the 100% interest in the North South Borate Property and Other Assets, which interest is subject to the terms of the Memorandum of Understanding that the vendor has with Japan Oil, Gas and Metals National Corporation (JOGMEC) ("the Assets");

WHEREAS the Purchaser desires to purchase and the Vendor desires to sell said Assets;

NOW THEREFORE, IT IS AGREED AS FOLlOWS:

1.

All rights to the Assets are owned by the Vendor and that no other person has any right to use the Assets or any variation of it. TRIVEST PTY. LTD. ("the Purchaser") wishes to purchase all rights, title and interest of the Vendor in and to the Assets and its ongoing use for the Purchaser's sole use, enjoyment and benefit. The Vendor shall concurrently amend its corporate documents and sign and file all pertinent documents which may be required to change its documents so that they no longer include any component of the North South Borate Property and to irrevocably assign all right, title and interest in and to the Assets and its use, benefit and enjoyment to the Purchaser.

2.	The Vendor will also deliver to the Purchaser, without retaining any copies thereof, whether in written, electronic or other form all documentation related to the Assets for the past two (2) years.

3.

All the furniture, equipment, supplies, software and hardware used in the Assets and currently in the Vendor's possession (collectively, the "Inventory") are leased by the Vendor. The Vendor shall sell, assign and transfer the Inventory to the Purchaser free and clear of any Liens and in such condition. The Vendor shall not sell or otherwise dispose of any Inventory to any person other than the Purchaser or its nominee(s) following the execution by the Vendor of this Letter of Intent.

4.

The Vendor shall provide the Purchaser with a list of all current employees/contractors of the Vendor, including the name, address, position, years of service, current salary and benefits for each employee/contractor (the "Employees"). The Purchaser shall have the right but not the obligation to offer employment to each of the Employees on such terms and conditions as the

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Purchase of 60% Interest in the North South Borate Hills Property and Other Assets	Page 1 of 3

Purchaser shall negotiate with them. The Vendor shall be solely responsible for any labor-related obligations or liabilities (including without limitation severance pay) to any of the Employees to whom the Purchaser does not choose to offer employment or who refuse such offer of employment.

5.
The total consideration for the transaction shall be the amount of US$ 9.5 million, to be paid as to a fully refundable deposit of US$ 425,000, US$ 8.075 million by the Purchaser to the Vendor at the closing of this transaction by cash or certified check and as to the balance of US$ 1.0 million upon the expiry of a six month period following the closing, which hold back may be applied by the Purchaser to any claim under the definitive asset purchase agreement for any breach by the Vendor including any breach of its representations and warranties. The Purchaser's legal counsel in Australia will hold the refundable deposit in escrow pending closing of the transaction contemplated herein and will confirm holding of such deposit to legal counsel of Vendor in Vancouver at such time as this letter of intent is signed by both parties.

6.
At any time before the date of closing of this transaction, if the Vendor sells the Asset to another Party, the Vendor will pay, on the data that a definitive agreement is signed by the Purchaser with the another Party, a Break-up Fee equal to US One million dollars (US$ 1 rnlllion) plus the return of the refundable deposit of US $ 425,000 mentioned in Clause 6 above, in cash or by a certified check to the Purchaser.

7.
Due diligence by the Purchaser is contemplated to be closed by May 1st, 2012 so that negotiations for the definitive agreements can begin with the intent of closing the transaction no later than June 30th, 2012. Until the closing of the transaction contemplated herein, which shall take place no later than June 30th, 2012, or the earlier termination of this Letter of Intent, the Vendor hereby undertakes to provide to the Purchaser, its management and their respective representatives, access to the minute books of the Vendor, the audited financial statements of the Vendor for the year ended on December 31, 2011, its unaudited financial statements for the five month period up to and including May 30th, 2012 and such corporate financial information and other information of any nature whatsoever relating to the Vendor, as the Purchaser may reasonably require so as to conduct its review of the Assets of the Vendor. The Purchaser and its management shall keep confidential any information obtained in connection with this transaction, unless such information has been obtained by the Purchaser or its management, as the case may be, from a third party or is otherwise generally available to the public. If the transaction contemplated herein is not completed, the Purchaser shall return to the Vendor any records or other documents or copies thereof which it may have obtained from the Vendor in connection with its review of the conditions and the business of the Vendor.

8.
This Agreement is subject to and conditional upon the Purchaser being satisfied with the due diligence in respect of the quality of the asset including all the terms and conditions associated with the Asset, and the terms contemplated by the Memorandum of Understanding with JOGMEC. In the event that the Purchaser declares itself, in its sole, and unfettered discretion, satisfied with the results of its due diligence enquiries, the Purchaser shall proceed in good faith to the negotistion of one or more definitive agreements giving effect to the transaction, which agreements shall contain the representations and warranties, covenants, undertakings and closing conditions usually found in asset purchase agreements.

9.	If the transaction contemplated herein has not taken place by or before June 30th, 2012, then this Letter of Intent shall be deemed null and void from the date of expiration of such period.

10.
Prior to the parties entering into a definitive agreement to give effect to the transaction contemplated herein, all parties to this agreement shall use their best efforts to retain the confidentiality of these negotiations and the proposed transaction.

Purchase of 60% Interest in the North South Borate Hills Property and Other Assets	Page 2 of 3

11.
Each of the parties will bear its own costs and expenses in connection with the proposed transaction, including without limitation, fees for their respectIve legal counsel, brokers, accountants and other professional advisors.

12.	This Letter of Intent shall be governed and interpreted in accordance with the laws of the State of Nevada and the laws of the United States of America applicable therein.

13.	No agreement in connection with the proposed transaction shall be binding upon the parties unless It has been formally approved by its Board of Directors.

14.

This Agreement may be executed in any number of counterparts (by facsimile or otherwise), each of which when so signed will ba deemed to be an original, and such counterparts together will constitute one and the same instrument. A party may enter into this Agreement by executing any counterpart. This Agreement may be executed on the basis of an exchange of facsimife copies and execution of this Agreement by such means is to be a valid and sufficient execution .

IN WITNESS WHEREOF, each party to this agreement has caused it to be executed, on the date indicated above.

VENDOR	PURCHASER

/s/ Hugh Aird	/s/ Albert Bertini
Authorized Signature	Authorized Signature

Huge Aird, CEO	Albert Bertini, PRESIDENT
Print Name and Title

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Purchase of 60% Interest in the North South Borate Hills Property and Other Assets	Page 3 of 3

American Lithium Minerals Inc.
2850 W. Horizon Ridge Parkway
Suite 200 Henderson, NV, 89052, USA

Maroh 20, 2012

BY EMAIL

Trivest Pty. Ltd.
41-43 Bourke Road
Alexandria, New South Wales
Australia

Attention:	Albert Bertini, President

Dear Sirs:

Re:	Purchase of 60% interest in the North South Bornte Hills Property and Other Assets Agreement dated March 16, 2012 (the "Agreement")

We are in receipt of the above reference Agreement. Pursuant to our understanding, we wish to confirm our acceptance of your offer subject to tho inclusion of the following language at the end of Section 10 of the Agreement: .

"Notwithstanding the foregoing, Purchaser acknowledges that the Vendor is a public reporting company in the United States and agrees that the Vendor may make, at the Vendor's discretion, any disclosures required to satisfy its obligations under applicable securities regulation in any jurisdiction. Furthermore, the Vendor shall have no obligation to request confidential treatment of this Agreement or of any infornmtion related hereto from the United States Securities and Exchange Commission or any other applicable regulatory authority."

Please acknowledge your acceptance of the above amendment by executing and returning a copy of this letter by fax or email to:

Macdonald Tuskey
4th Floor - 570 Granville Street
Vancouver BC V6C 3P1

Fax:      604.681.4760
[   ] Emai1:      rgalletti@wlmlaw.ca

Attention: Robert Galletti

[Accepted]

[Initial]

[(Albert Bertini)]

We will forward a countersigned copy of the Agreement upon receipt of your written acceptance.

Should you have any questions or require anything further, please do not hesitate to contact the undersigned.

We hereby ratify the above amendment on this	Yours truly,

26th day of March 2012	AMERICAN LITHIUM MINERALS INC.

Trivest Pty. Ltd.	Per:	/s/ Hugh Aird
/s/ Albert Bertini		Hugh Aird
Albert Bertini,	Its.	CEO and Chairman
Its: President